Exhibit 99.1

U.S. Energy Systems, Inc. Reports on Search for Interim CEO to Succeed Asher E. Fogel

NEW YORK CITY, July 2, 2007 – U.S. Energy Systems, Inc. (NASDAQ: USEY), a “clean and green” energy company, today announced that its Board of Directors, following its interviews with several Interim Chief Executive Officer candidates in recent days, is in final negotiations with a highly qualified candidate and expects to announce the appointment in the next several days. The Interim CEO will succeed Asher E. Fogel, whose employment with USEY has been terminated. At this time, Mr. Fogel continues to serve as a member of the Board of Directors of the Company. USEY also reported that Adam D. Greene has been terminated as Executive Vice President and Secretary of the Company. The termination decisions were based on the independent directors’ considered judgment that new senior leadership is in the best interests of the Company and its stockholders.

USEY’s Board of Directors made the following statement: “We are working expeditiously to complete the appointment of an Interim CEO with the experience to effectively address USEY’s twofold priorities: first, to work closely and constructively with our financing institutions to address our near-term previously publicly-disclosed covenant and working capital issues; and second, with respect to our UK natural gas assets, to rapidly review and implement any adjustments needed to the original project development plan and related budgets, consistent with our recent announcements and subject to gathering further verified information.”

USEY also stated that it soon expects to complete negotiations with an independent third party financial advisor who, as previously announced, will assist USEY in its evaluation of the existing financing as well as other strategic alternatives available to the Company.

Additional information is available on the Company’s website at: http://www.useyinc.com.

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About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production. Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to: our ability to raise needed funds through an equity issuance or refinancing; access to needed financing or refinancing on acceptable terms; access to capital markets; our ability to continue as a going concern; our ability to complete projects, including the UK expansion, as budgeted and in a timely manner; failure to realize the estimated savings or operating results of acquisitions, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses; changes in market conditions and the impact of market conditions on our capital expenditures; the impact of competition; changes in local or regional economic conditions, and the amount and rate of growth in expenses;

dependence on management and key personnel; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; the inability to commence and complete planned projects in a timely manner; our ability to continue our growth strategy; and the ability to complete acquisitions, as well as other risks detailed from time to time in U.S. Energy’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Current Report dated June 25, 2007. We do not undertake to update any of the information set forth in this press release.